CENTRAL COAST BANCORP

PRESS RELEASE                           Contact: Robert Stanberry
                                                 Chief Financial Officer
For Release 9:00am EST                           (831) 422-6642
                                                 rstanberry@community-bnk.com

               CENTRAL COAST BANCORP ANNOUNCES RECORD EARNINGS
               -----------------------------------------------
                         FOR THE 18th CONSECUTIVE YEAR
                         -----------------------------

Salinas, California - January 24, 2002. Central Coast Bancorp (Nasdaq/CCBN), the holding company for Community Bank of Central California, today announced record net income for the year ended December 31, 2001. Net income for 2001 increased 6.5% to $9,509,000 versus $8,926,000 in 2000. Diluted earnings per share for 2001 were up 10.5% to $1.26 from $1.14 in 2000 as adjusted for the 10% stock dividend distributed in February 2001. This is the 18th consecutive year of higher year over year earnings since the Bank's first year of operations in 1983. For 2001, the Company realized a return on average equity of 15.1% and a return on average assets of 1.31%, as compared to 16.0% and 1.41% for 2000.

Net income for the fourth quarters of 2001 and 2000 was $2,059,000 and $2,354,000, respectively. Diluted earnings per share as adjusted for the 10% stock dividend for the two periods were $0.28 and $0.31.

At December 31, 2001, the Company had total assets of $802,266,000, which was an increase of $95,573,000 (13.5%) from year-end 2000. At December 31, 2001, loans totaled $606,300,000, up $132,905,000 (28.1%) from the ending balances on December 31, 2000. Deposit growth in 2001, which includes $30,000,000 of State of California certificates of deposit, was $91,652,000 (14.5%). Deposits totaled $724,862,000 at year-end 2001.

Nick Ventimiglia, Chairman, President and CEO, stated that, "These past two years have presented very different economic conditions for the banking business. In 2000, we had increasing interest rates with prime rate ending the year at 9.50%. On January 4, 2001, the Federal Reserve Bank made the first of eleven rate cuts during the year, which totaled 475 basis points resulting in a prime rate of 4.75% at year-end. Through both of these economic environments, our community based banking model has provided the Company with continued growth in customer base, assets and earnings. We are proud of our record of 18 consecutive years of increased earnings, particularly in the face of the current economic and interest rate environment." Mr. Ventimiglia also stated, "As part of our strategic growth plan, the Bank has filed an application with the FDIC to open a branch in Gilroy, California. We will continue to look for opportunities to expand our banking franchise during the coming year."

Financial Summary:
------------------

Within the following discussion, interest income, net interest income, net interest margin and the efficiency ratio are presented on a fully taxable equivalent basis.

Net interest income for 2001 was $34,489,000, a $562,000 (1.7%) increase over 2000. The rapidly changing interest rates in 2001 had a significant impact on the Bank's interest income and interest expense during the year. Interest income increased $632,000 (1.2%) to total $52,849,000 in 2001. Growth of $92,714,000 (16.1%) in the average earning assets provided an additional $9,343,000 to interest income. However, $8,711,000 of the interest income increase was counteracted by the lower rates earned as the average rate received on earning assets decreased 116 basis points.

Interest expense was $70,000 higher in 2001 over 2000, as the lower rates paid approximately offset the increase in the volume of interest bearing liabilities. Average balances of interest-bearing liabilities were higher by $56,905,000, which added $2,694,000 to interest expense. Average rates paid on interest-bearing liabilities were down 49 basis points for the year. The lower rates reduced interest expense by $2,624,000.

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

The net interest margin for 2001 reflects the declining interest rate environment and decreased 73 basis points to 5.15% from 5.88% in 2000. The net interest margin for the 4th quarter of 2001 was 4.81%, which was a decrease of 112 basis points from 5.93% in the 4th quarter of 2000. Assuming no further interest rate decreases in early 2002, management expects the net interest margin to stabilize at its 4th quarter level. The lower margin is expected to have a negative impact on interest earnings in 2002 as compared to 2001.

Noninterest income was up $696,000 (28.6%) in 2001 over the year 2000. Of the total increase, $334,000 was due to increased business activity. The remaining $362,000 related to securities transactions. In 2001, the Bank realized gains of $168,000 on the sale of investment securities versus a loss of $194,000 in 2000.

Noninterest expenses increased $1,815,000 (10.4%) in 2001 over 2000. The two new branches opened in mid to late 2000 accounted for $699,000 of the increase on a year over year basis. After adjusting for the new branches, the noninterest expenses were $1,116,000 (6.4%) higher in 2001. Excluding the two new branches, salary and benefit costs were $972,000 higher due to normal salary increases, higher benefit costs and staffing in response to increased business activity. The efficiency ratio for 2001 was 51.1% as compared to 47.9% in 2000.

The Bank provided $2,635,000 for loan losses in 2001 as compared to $3,983,000 in 2000. The 2000 provision included $1,185,000 as a reserve for certain classified loans to a single borrower. During 2001, reductions in outstanding balances on those loans allowed for a reallocation of $370,000 of that allowance. Net loan charge-offs were $253,000 in 2001 compared to $208,000 in 2000. The ratio of net charge-offs to average loans outstanding was 0.05% in each of the two years. At December 31, 2001, nonperforming and restructured loans were $2,239,000 compared to $1,569,000 at December 31, 2000. The ratios of nonperforming and restructured loans to total loans were 0.38% at December 31,2001 compared to 0.33% at December 31, 2000. The ratios of the allowance for loan losses to total loans were 1.94% at December 31, 2001 and 1.98% at December 31, 2000.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in the Monterey County communities of Salinas, North Salinas, Monterey, Seaside, Marina, Castroville, Gonzales and King City, in the Santa Cruz County community of Watsonville and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area. The Bank has an Internet web site at www.community-bnk.com.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in operating market areas, including a decline in real estate values in the Company's market areas; (4) the effects of terrorism, including the events of September 11, 2001 and thereafter; (5) changes in the regulatory environment;
(6) changes in business conditions and inflation; (7) changes in securities markets; (8) data processing compliance problems; (9) the California power crisis; (10) variances in the actual versus projected growth in assets; (11) return on assets; (12) loan losses; (13) expenses; (14) rates charged on loans and earned on securities investments; (15) rates paid on deposits; and
(16) fee and other noninterest income earned, as well as other factors. This entire press release and the Company's periodic reports on Forms 10-K, 10-Q and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business.

                   301 Main Street, Salinas, California 93901


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

                                             CENTRAL COAST BANCORP

                                     CONSOLIDATED CONDENSED FINANCIAL DATA
                                                  (Unaudited)
                                   (Dollars in thousands, except share data)

                                                           Three Months Ended            Twelve Months Ended
                                                              December 31,                  December 31,
Statement of Income Data                                   2001         2000             2001          2000
                                                           ----         ----             ----          ----
    Interest income                                      $ 12,331      $ 13,656       $ 51,747      $ 51,415
    Interest expense                                        3,930         4,890         18,360        18,290
                                                         --------      --------       --------      --------
    Net interest income                                     8,401         8,766         33,387        33,125
    Provision for loan losses                               1,680         1,127          2,635         3,983
    Noninterest income                                        777           583          3,129         2,433
    Noninterest expense                                     4,759         4,654         19,223        17,408
    Provision for taxes                                       680         1,214          5,149         5,241
                                                         --------      --------       --------      --------
    Net income                                            $ 2,059       $ 2,354        $ 9,509       $ 8,926
                                                         ========      ========       ========      ========

Share Data (adjusted for 10% stock dividend distributed on February 28, 2001)
    Earnings per share
       Basic                                               $ 0.29        $ 0.32         $ 1.31        $ 1.17
       Diluted                                             $ 0.28        $ 0.31         $ 1.26        $ 1.14
    Book value per common share                                                         $ 9.11        $ 8.09

    Shares outstanding                                  7,171,000     7,394,000      7,171,000     7,394,000
    Weighted average shares                             7,172,000     7,436,000      7,237,000     7,612,000
    Weighted average diluted shares                     7,506,000     7,699,000      7,552,000     7,838,000

Balance Sheet Data
    Total assets                                                                     $ 802,266     $ 706,693
    Securities, available-for-sale                                                     137,153       152,276
    Total loans, gross                                                                 606,300       473,395
    Allowance for loan losses                                                          (11,753)       (9,371)
    Total deposits                                                                     724,862       633,210
    Total shareholders' equity                                                          65,336        59,854
    Unrealized gain (loss) on securities available-for-sale, net                          (417)       (1,062)

    Nonperforming and restructured loans                                               $ 2,329       $ 1,569
    Other real estate owned                                                                  0           195

Selected Financial Ratios
    Return on average total assets                           1.06%         1.42%          1.31%         1.41%
    Return on average equity                                 12.4%         16.1%          15.1%         16.0%
    Net interest margin (tax equivalent basis)               4.81%         5.93%          5.15%         5.88%
    Allowance for loan losses to total loans                                              1.94%         1.98%
    Allowance for loan losses to NPL's                                                     505%          597%
    Allowance for loan losses to NPA's                                                     505%          531%
    Total risk based capital ratio                                                        11.1%         12.3%
    Tier 1 Capital ratio                                                                   9.9%         11.1%


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